Exhibit 10.1

August 16, 2007

Mr. Thomas G. Budlong

[Address]

Dear Tom:

I am pleased to extend this offer for the position of Senior Vice President, Organization Effectiveness and Administration. Your position will be based in our corporate offices in Hoffman Estates, and you will report to me. This is an important Corporate Officer role and you will be part of our Company’s Senior Leadership Team.

Following are the details of your compensation package:

1.	The base salary for this position is $27,083 per month (which equates to an annual salary of $325,000). Your base salary will be reviewed on an annual basis.

2.	A total sign-on bonus of $100,000 will be paid to you provided you commence employment with the Company by September 6, 2007. The first $60,000 of such amount will be paid to you within 30 days of the start of your employment with the Company, and the remaining $40,000 will be paid to you during the first 75 days of 2008 (in addition to the annual bonus referred to below).

3.	You will be eligible to participate in the Corporate Bonus Program at the Company. Your target annual bonus will initially be 40% of base salary earned, and such bonuses are typically paid in February or March of the year subsequent to the year for which they are earned. Your bonus for 2007 will be guaranteed to be a minimum of 40% of base salary earned so long as you continue in our employment through December 31, 2007, and such bonus payment will be made no later than March 15, 2008.

4.	You will also be eligible to participate in the Corporate Over Achievement Bonus Plan. Payments under this plan are at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors based on Company achievement in excess of budgeted income.

5.	The Company will grant you 35,000 options under the terms of the CEC 1998 Employee Incentive Compensation Plan (the “Compensation Plan”) with an exercise price equal to the stock price at the close of business on your first day of employment. The options will vest 25% per year over four years. Beginning in 2008 and thereafter, you will be eligible to participate in the company’s equity compensation programs.

6.	In order to induce you to become employed by the Company, you will be granted 17,000 shares of restricted stock. Subject to paragraph 10 below, seven thousand (7,000) shares will vest on the first anniversary of the grant date. The remaining ten thousand (10,000) shares will vest on the third anniversary of the grant date, subject to the terms of the restricted stock agreement.

7.	All grants of stock options and restricted stock are contingent upon formal approval by the Compensation Committee of the CEC Board of Directors.

8.	You will earn vacation at a rate of 20 working days per year.

Mr. Thomas G. Budlong

Page Two

August 16, 2007

9.	You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirements of each plan. I have enclosed a summary of our plans for your review.

10.	If, during the first twelve (12) months of your employment, in the event of either an involuntary termination without cause (as defined in the Compensation Plan) or a voluntary resignation for Good Reason (as defined below), severance benefits would only consist of: (a) one (1) year annual base salary continuation, (b) pro-rated target bonus (40% of base) based on actual time worked in the position (such bonus to be paid no later than March 15 of the year following the year of your termination), and (c) vesting of the restricted stock granted to you pursuant to paragraph 6, above. If you are a “specified employee” (as described in Section 409A of the Internal Revenue Code) on the date of any such termination, then any severance payment will be delayed until the date that is 6 months following the date of your “separation from service” (as defined under Section 409A of the Internal Revenue Code). Good Reason is defined as a material diminution in duties or responsibilities inconsistent with your position as Senior Vice President, Organization Effectiveness and Administration.

11.	After twelve (12) months of employment, you will be covered under the normal CEC severance policy for executives (severance benefits currently consist of 6-months annual base salary, and pro-rated target bonus, if earned, based on actual time worked in the position).

12.	Severance benefits are conditioned upon your execution and non-revocation of a complete release of all claims against the Company in such form as provided by the Company.

13.	Severance benefits are not paid in event of death, disability, retirement, voluntary resignation without Good Reason or termination for cause.

14.	This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with CEC. Employment at the Company is employment at-will and may be terminated at the will of either you or the Company.

Please call me at 847-***-**** (office) or 847-***-**** (mobile) if you wish to discuss this offer.

Tom, I am excited about you joining me and the Career Education Corporation team. I know you have the skills and experience to do a great job and to help me make a positive difference.

Sincerely,

/s/ Gary E. McCullough
Gary E. McCullough
President and Chief Executive Officer

Accepted and Agreed to:

/s/ Thomas Budlong	8-17-07
Thomas Budlong	Date